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                                                                    EXHIBIT 12.2

                         INTERNATIONAL HOME FOODS, INC.

                   PRO FORMA CALCULATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

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
                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED               SEPTEMBER 30,
                                                       DECEMBER 31,          ---------------------
                                                           1995                1995         1996
                                                  ----------------------     --------     --------
                                                  (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense..............................         $105,000            $ 78,700     $ 77,000
  Implicit interest in rent.....................            1,988               1,376        1,435
                                                         --------            --------     --------
          Total Fixed Charges...................          106,988              80,076       78,435
                                                         ========            ========     ========
  Earnings before provision for income taxes....          (20,200)            (21,300)      50,500
  Fixed charges.................................          106,988              80,076       78,435
                                                         --------            --------     --------
          Earnings, as defined..................           86,788              58,776      128,935
                                                         ========            ========     ========
Ratio of earnings to fixed charges..............               --                  --          1.6x
                                                         ========            ========     ========
Deficiency of earnings to fixed charges and
  preferred stock dividend requirements.........         $ 20,200            $ 21,300           --
                                                         ========            ========     ========
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